FORM 8-K/A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: July 7, 1998

                         Commission File Number 1-13123

                                METALS USA, INC.
             (Exact name of Registrant as Specified in its Charter)

        DELAWARE                              76-0533626
   (State or other jurisdiction             (I.R.S. Employer
 of incorporation or organization)       Identification Number)

     THREE RIVERWAY, SUITE 600                    77056
          HOUSTON, TEXAS                       (Zip Code)
  (Address of Principal Executive
             Offices)

      Registrant's telephone number, including area code:  (713) 965-0990

                            ------------------------

================================================================================

                                METALS USA, INC.

                                   FORM 8-K/A

     Any capitalized terms used but not specifically defined herein have the same meaning given to them in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On July 10, 1998, Metals USA, Inc. (the "Company") filed a Current Report on Form 8-K (under Item 2), dated July 7, 1998, with the Securities and Exchange Commission (the "Commission") relating to the acquisition of Intsel Southwest Limited Partnership ("Intsel") from Philip Services Corp. In this Current Report on Form 8-K/A, the Company is providing the audited financial statements and pro forma financial information required by the rules and regulations of the Commission.

     Intsel is a leading distributor of heavy carbon steel products with approximately 185 employees. Intsel sells to a broad and diversified customer base throughout the southwestern and southeastern regions of the United States. Intsel is headquartered in Houston, Texas, with additional distribution facilities in Dallas and San Antonio, Texas; Birmingham, Alabama; Tulsa, Oklahoma; and Lafayette, Louisiana.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

     (A)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

     The financial statements of Intsel are included herein as indicated in the Index to Financial Statements.

     (B)  PRO FORMA FINANCIAL INFORMATION

     Pro forma financial information reflecting this acquisition is included herein as indicated in the Index to Financial Statements.

     (C)  EXHIBITS:

     10.0 Agreement and Plan of Merger dated June 24, 1998, by and among Metals USA, Inc., Philip Metals (USA) Inc., Philip Services Corp. and Philip Enterprises Inc., incorporated by reference to the Company's Form 8-K dated July 7, 1998, filed July 10, 1998.

     23.1    Consent of Arthur Andersen LLP

     99.0 Supplemental Consolidated Financial Statements of Metals USA, Inc. and Subsidiaries, incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-50449), filed July 21, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   -----
METALS USA, INC. UNAUDITED PRO FORMA
     Basis of Presentation.....................................     F-2
     Unaudited Pro Forma Balance Sheet.........................     F-3
     Unaudited Pro Forma Statement of Operations
      for the twelve months ended
      December 31, 1997........................................     F-4
     Unaudited Pro Forma Statement of Operations
      for the six months ended June 30, 1998...................     F-5
     Notes to Unaudited Pro Forma Financial Statements.........     F-6

INTSEL SOUTHWEST LIMITED PARTNERSHIP
     Report of Independent Public Accountants..................     F-9
     Balance Sheets............................................    F-10
     Statements of Income......................................    F-11
     Statements of Partners' Capital...........................    F-12
     Statements of Cash Flows..................................    F-13
     Notes to Financial Statements.............................    F-14

                                METALS USA, INC.
                             BASIS OF PRESENTATION
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the acquisitions by Metals USA, Inc. ("Metals USA") of the outstanding capital stock of Affiliated, Interstate, Texas Aluminum/Cornerstone, Queensboro, Southern Alloy, Uni-Steel, Service Systems and Williams (together, the "Founding Companies") and the outstanding stock of Federal Bronze, Harvey, Jeffreys, Meier, Wayne, Royal, RJ Fabricating, Independent, Pacific, Metalmart, Mark Metals, Western, National, Sierra, Concord, Industrial, Levinson, Fullerton, Faitoute, Krohn, Steel Manufacturing, Wilkof, Forest, LaserPro, ABS, Valley, Flagg, Geneva, Professional and Intsel (together, the "Subsequent Acquisitions" and together with the Founding Companies, the "Acquired Companies"). The Founding Companies acquisitions occurred concurrently with the consummation of Metals USA's initial public offering of 5,900,000 shares of its Common Stock on July 11, 1997, and were accounted for using the "purchase" method of accounting. On August 12, 1997, the Company sold 885,000 of its common stock pursuant to an over allotment option with the underwriters. The sale by the Company of the 6,785,000 shares of its Common Stock, together with the Founding Companies acquisitions, is hereinafter referred to as the "IPO". During the third and fourth quarters of 1997, acquisitions were completed which included Federal Bronze, Harvey, Jeffreys, Meier, Wayne, Royal and RJ Fabricating, with all except Jeffreys and Wayne accounted for using the "purchase" method of accounting. During the first and second quarters of 1998, Metals USA completed acquisitions which included Independent, Pacific, Metalmart, Mark Metals, Western, National, Sierra, Concord, Industrial, Levinson, Fullerton, Faitoute, Steel Manufacturing, Wilkof, Forest, LaserPro, ABS, Valley, Flagg and Geneva, which were all accounted for using the "purchase" method of accounting. In addition, Metals USA completed the acquisition of Krohn in May 1998, which was accounted for using the "pooling-of-interests" method of accounting. During July 1998, Metals USA completed the acquisitions of Professional and Intsel, which were accounted for using the "purchase" method of accounting.
     The unaudited pro forma balance sheet gives effect to the acquisitions of Professional and Intsel as if they had occurred on June 30, 1998. The unaudited pro forma statements of operations give effect to the IPO, the acquisition of the Founding Companies, the Subsequent Acquisitions and the issuance of the $200,000,000 aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2008 (the "Notes"), as if they had occurred on January 1, 1997.
     Metals USA has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners and reductions in lease cost resulting from renegotiations of certain leases. To the extent the owners of the Acquired Companies have agreed prospectively to reductions in salary, bonuses and benefits and the reduction in lease cost has been confirmed by lease agreements, these reductions have been reflected in the pro forma statements of operations. In addition, the Company has a five-year revolving credit facility of $300.0 million (as amended, the "Credit Facility"). Based on terms of the Credit Facility, the Company believes that its interest expense will be reduced with respect to borrowings made under revolving credit loans. This reduction in interest expense has been reflected in the pro forma statements of operations, offset by increased interest expense with respect to the Notes. It is anticipated that other potential cost savings will be realized which will be offset by costs related to Metals USA's new corporate management and by the costs associated with being a public company. However, because these factors cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Metals USA.
     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Metals USA's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Metals USA's financial position or results of operations of Metals USA for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 ("Form 10-Q"). Any capitalized terms used but not specifically defined herein have the same meaning given to them in the Form 10-K and the Form 10-Q.

                                METALS USA, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN MILLIONS)

                                                          PURCHASE       PRO FORMA
                                        CONSOLIDATED     ACQUISITIONS    ADJUSTMENTS    PRO FORMA
                                        -------------    ------------    -----------    ---------
               ASSETS
Cash.................................      $  19.7          $   .1         $--           $  19.8
Accounts receivable, net.............        188.2            20.9          --             209.1
Inventories..........................        275.4            38.6          --             314.0
Prepaid expenses and other...........          8.8              .3          --               9.1
                                        -------------    ------------    -----------    ---------
     Total current assets............        492.1            59.9          --             552.0
Property and equipment, net..........        134.9            11.2          --             146.1
Goodwill, net........................        212.0          --                47.8         259.8
Other assets, net....................         21.8              .4          --              22.2
                                        -------------    ------------    -----------    ---------
     Total assets....................      $ 860.8          $ 71.5         $  47.8       $ 980.1
                                        =============    ============    ===========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................      $ 104.1          $ 11.5         $--           $ 115.6
Accrued liabilities..................         29.2             4.1          --              33.3
Current portion of long-term debt....          7.9             3.6            (3.6)          7.9
Income taxes payable.................          2.2              .2          --               2.4
                                        -------------    ------------    -----------    ---------
     Total current liabilities.......        143.4            19.4            (3.6)        159.2
Long-term debt, less current
  portion............................        387.8              .2           101.0         489.0
Deferred income tax liability........          8.1              .1          --               8.2
Other long-term liabilities..........          8.4              .2          --               8.6
                                        -------------    ------------    -----------    ---------
     Total liabilities...............        547.7            19.9            97.4         665.0
                                        -------------    ------------    -----------    ---------

Stockholders' equity:
  Preferred stock....................       --              --              --             --
  Common stock.......................           .4          --              --                .4
  Additional paid-in capital.........        251.7             9.1            (7.1)        253.7
  Unearned compensation..............         (1.5)         --              --              (1.5)
  Retained earnings..................         62.5            42.8           (42.8)         62.5
  Treasury stock.....................       --                 (.3)             .3         --
                                        -------------    ------------    -----------    ---------
     Total stockholders' equity......        313.1            51.6           (49.6)        315.1
                                        -------------    ------------    -----------    ---------
Total liabilities and stockholders'
  equity.............................      $ 860.8          $ 71.5         $  47.8       $ 980.1
                                        =============    ============    ===========    =========

      See accompanying notes to unaudited pro forma financial statements.

                                METALS USA, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                           SUPPLEMENTAL      PURCHASE       PRO FORMA
                                           CONSOLIDATED    ACQUISITIONS    ADJUSTMENTS     PRO FORMA
                                           ------------    ------------    -----------    -----------
Net sales...............................     $  537.6        $1,063.9        $   1.1      $   1,602.6
Operating costs and expenses:
     Cost of sales......................        414.9           826.7            1.3          1,242.9
     Operating and delivery.............         53.7            89.8           (2.0)           141.5
     Selling, general and
       administrative...................         41.1            86.1          (19.9)           107.3
     Depreciation and amortization......          5.6             8.4            5.2             19.2
                                           ------------    ------------    -----------    -----------
Operating income........................         22.3            52.9           16.5             91.7
Other (income) expense:
     Interest expense...................          5.0            11.6           16.9             33.5
     Other (income) expense, net........          (.5)           (2.6)           1.0             (2.1)
                                           ------------    ------------    -----------    -----------
Income before income taxes..............         17.8            43.9           (1.4)            60.3
Provision for income taxes..............         10.3             6.6            9.4             26.3
                                           ------------    ------------    -----------    -----------
Net income..............................     $    7.5        $   37.3        $ (10.8)     $      34.0
                                           ============    ============    ===========    ===========
Earnings per share......................                                                  $       .90
Earnings per share -- assuming
  dilution..............................                                                  $       .89
Number of common shares used in the per
  share calculations:
     Earnings per share.................                                                         37.9
     Earnings per share -- assuming
       dilution.........................                                                         38.2

      See accompanying notes to unaudited pro forma financial statements.

                                METALS USA, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             PURCHASE       PRO FORMA
                                           CONSOLIDATED    ACQUISITIONS    ADJUSTMENTS    PRO FORMA
                                           ------------    ------------    -----------    ---------
Net sales...............................      $655.7          $258.8         $--           $ 914.5
Operating costs and expenses:
     Cost of sales......................       503.9           197.0              .1         701.0
     Operating and delivery.............        60.2            19.4             (.3)         79.3
     Selling, general and
       administrative...................        42.8            16.6            (1.4)         58.0
     Depreciation and amortization......         6.7             2.0             1.3          10.0
                                           ------------    ------------    -----------    ---------
Operating income........................        42.1            23.8              .3          66.2
Other (income) expense:
     Interest expense...................        11.0             1.8             5.8          18.6
     Other (income) expense, net........        (1.7)            (.8)            1.0          (1.5)
                                           ------------    ------------    -----------    ---------
Income before income taxes..............        32.8            22.8            (6.5)         49.1
Provision for income taxes..............        13.4             2.4             4.0          19.8
                                           ------------    ------------    -----------    ---------
Net income..............................      $ 19.4          $ 20.4         $ (10.5)      $  29.3
                                           ============    ============    ===========    =========
Earnings per share......................                                                   $   .77
Earnings per share -- assuming
  dilution..............................                                                   $   .76
Number of common shares used in the per
  share calculations:
     Earnings per share.................                                                      38.0
     Earnings per share -- assuming
       dilution.........................                                                      38.6

      See accompanying notes to unaudited pro forma financial statements.

                                METALS USA, INC.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

1.  GENERAL:

     Metals USA, Inc. ("Metals USA") was founded to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue actively the consolidation of the highly-fragmented metals processing industry. Prior to the IPO, Metals USA had conducted no operations. Metals USA acquired the Founding Companies concurrently with the consummation of the IPO, with the Subsequent Acquisitions occurring from September 26, 1997 through July 31, 1998.

     During the second quarter of 1998, the Company completed an acquisition accounted for as a "pooling-of-interests" transaction. Accordingly, the Company's historical consolidated financial statements have been restated to reflect the results of operations, cash flows and financial position of the acquired entity as if the acquisition occurred on January 1, 1995. The restated financial statements are labeled as "Supplemental" and are contained in the Company's Registration Statement on Form S-4 (No. 333-50449), filed with the Securities and Exchange Commission on July 21, 1998.

     The pro forma balance sheet reflects the consolidated financial position of Metals USA ("Consolidated" column). The "Purchase Acquisitions" column gives effect to the acquisitions of Professional and Intsel as if they had occurred on June 30, 1998.

     The pro forma statement of operations for the twelve months ended December 31, 1997 reflects the supplemental consolidated results of operations of Metals USA as restated for the effects of the business combinations with Jeffreys, Wayne and Krohn accounted for using the "pooling-of-interests" method of accounting ("Supplemental Consolidated" column). The pro forma statement of operations for the six months ended June 30, 1998 reflects the consolidated results of operations of Metals USA ("Consolidated" column). The "Purchase Acquisitions" column reflects the pre-acquisition results of operations of the companies acquired using the "purchase" method of accounting.

2.  ACQUISITION OF COMPANIES:

     Concurrently with and as a condition to the consummation of the IPO, Metals USA acquired all of the outstanding capital stock of the Founding Companies. These acquisitions were accounted for using the purchase method of accounting. During the third and fourth quarters of 1997, acquisitions were completed which included Federal Bronze, Harvey, Jeffreys, Meier, Wayne, Royal and RJ Fabricating, with all except Jeffreys and Wayne being accounted for using the "purchase" method of accounting. During the first and second quarters of 1998, acquisitions were completed which included Independent, Pacific, Metalmart, Mark Metals, Western, National, Sierra, Concord, Industrial, Levinson, Fullerton, Faitoute, Steel Manufacturing, Wilkof, Forest, LaserPro, ABS, Valley, Flagg and Geneva, which were all accounted for using the "purchase" method of accounting. In addition, the acquisition of Krohn was completed in May 1998 and was accounted for using the "pooling-of-interests" method of accounting. During July 1998, Metals USA completed the acquisitions of Professional and Intsel, which were accounted for using the "purchase" method of accounting.

     The aggregate consideration paid by Metals USA for the Acquired Companies consisted of approximately $262.9 in cash, 26,416,825 shares of Common Stock, $3.7 million of notes plus the assumption of approximately $234.3 of indebtedness. The consideration paid by Metals USA for each of the Acquired Companies was determined by negotiation between representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company.

3. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS AND OFFERING TRANSACTIONS:

     The pro forma adjustments in the unaudited pro forma balance sheet give effect to the acquisitions completed subsequent to June 30, 1998 comprised of
(i) the issuance of 142,061 shares of Common Stock and $97.4 of debt incurred for the cash portion of the consideration exchanged for the common stock of the companies acquired and (ii) the estimated excess of purchase price paid over fair value of assets acquired of $47.8 reflected as additional goodwill.

                                METALS USA, INC.
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997:

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed to prospectively.

        (b) Reflects the $11.0 reduction in salaries, bonuses and benefits to the owners of the Acquired Companies to which they have agreed prospectively and the reversal of the $6.0 non-cash compensation charge related to the issuance of 400,000 shares of common stock to management of and consultants to the Company offset by a $.3 charge for recurring salary expenses of management.

        (c) Reflects the amortization of goodwill to be recorded as a result of the IPO and Subsequent Acquisitions over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the purchase price to property and equipment.

        (d) Reflects the assumed reductions in interest expense of $1.5 due to refinancing of the outstanding indebtedness in conjunction with the IPO and Subsequent Acquisitions, offset by an assumed increase in interest expense of $12.9 due to financing the Subsequent Acquisitions.

        (e) Reflects the pre-acquisition results of operations for Cornerstone Aluminum (acquired February 1997) as if the acquisition was completed as of January 1, 1997.

        (f) Reflects a $.7 charge eliminating the gains recorded as historical LIFO adjustments to cost of sales. These adjustments result from the restatement of base year LIFO costs to the appropriate replacement costs as if the acquisitions occurred on January 1, 1997. Other adjustments reflect certain other nonrecurring expenses with respect to the Subsequent Acquisitions.

        (g) Reflects the incremental interest expense of $4.6 and amortization of deferred financing costs of $.8 incurred as a result of the issuance of the Notes and the Credit Facility and the repayment of outstanding indebtedness of the Company.

        (h) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma statements of operations adjustments:

                                          (A)        (B)        (C)        (D)        (E)        (F)        (G)        (H)
                                          ---     ---------  ---------  ---------     ---     ---------  ---------  ---------
Net sales............................  $   --   $   --      $  --      $   --      $   .4  $         .7  $   --      $  --
Operating costs and expenses:
    Cost of sales....................      --       --         --          --          .3           1.0      --         --
    Operating and delivery...........     (1.5)     --         --          --         --            (.5)     --         --
    Selling, general and
      administrative.................     (.3)     (16.7)      --          --          .1          (3.0)     --         --
    Depreciation and amortization....      .4       --          4.7        --         --             .1      --         --
                                           ---  ---------  ---------   ---------      ---     ---------  ---------  ---------
Operating income.....................     1.4       16.7       (4.7)       --         --            3.1      --         --
Other (income) expense:
    Interest (income) expense........      .1       --         --           11.4      --         --            5.4      --
    Other (income) expense...........      .1       --         --          --         --             .9      --         --
                                           ---  ---------  ---------   ---------      ---     ---------   ---------  ---------
Income before income taxes...........     1.2       16.7       (4.7)       (11.4)     --            2.2       (5.4)     --
Provision for income taxes...........      --       --         --          --         --         --          --            9.4
                                          ---  ---------  ---------    ---------      ---     ---------   ---------  ---------
Net income...........................  $  1.2  $    16.7  $    (4.7) $     (11.4) $   --      $     2.2  $    (5.4) $    (9.4)
                                          ===  =========   =========   =========      ===     =========   =========  =========

                                        PRO FORMA
                                       ADJUSTMENTS
                                       -----------
Net sales............................    $   1.1
Operating costs and expenses:
    Cost of sales....................        1.3
    Operating and delivery...........       (2.0)
    Selling, general and
      administrative.................      (19.9)
    Depreciation and amortization....        5.2
                                       -----------
Operating income.....................       16.5
Other (income) expense:
    Interest (income) expense........       16.9
    Other (income) expense...........        1.0
                                       -----------
Income before income taxes...........       (1.4)
Provision for income taxes...........        9.4
                                       -----------
Net income...........................    $ (10.8)
                                       ===========

                                METALS USA, INC.
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

     FOR THE SIX MONTHS ENDED JUNE 30, 1998:

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed to prospectively.

        (b) Reflects the $.8 reduction in salaries, bonuses and benefits to the owners of the Acquired Companies to which they have agreed prospectively.

        (c) Reflects the amortization of goodwill to be recorded as a result of the Subsequent Acquisitions over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the purchase price to property and equipment.

        (d) Reflects the assumed reductions in interest expense of $.3 due to refinancing of the outstanding indebtedness in conjunction with the Subsequent Acquisitions, offset by an assumed increase in interest expense of $5.4 due to financing the Subsequent Acquisitions.

        (e) Reflects a $.1 charge eliminating the gains recorded as historical LIFO adjustments to cost of sales. These adjustments result from the restatement of base year LIFO costs to the appropriate replacement costs as if the acquisitions occurred on January 1, 1997. Other adjustments reflect certain other nonrecurring expenses with respect to the Subsequent Acquisitions.

        (f) Reflects the incremental interest expense of $.6 and amortization of deferred financing costs of $.1 incurred as a result of the issuance of the Notes and the Credit Facility and the repayment of outstanding indebtedness of the Company.

        (g) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma statements of operations adjustments:

                                                                                                                      PRO FORMA
                                           (A)        (B)        (C)        (D)        (E)        (F)        (G)      ADJUSTMENTS
                                           ---     ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net sales............................    $  --      $  --      $  --      $  --      $  --      $  --      $  --         $  --
Operating costs and expenses:
    Cost of sales....................       --         --         --         --             .1     --         --              .1
    Operating and delivery...........        (.3)      --         --         --         --         --         --             (.3)
    Selling, general and
      administrative.................        (.1)       (.8)      --         --            (.5)    --         --            (1.4)
    Depreciation and amortization....         .1       --            1.2     --         --         --         --             1.3
                                             ---   ---------  ---------  ---------  ---------  ---------  ---------   -----------
Operating income.....................         .3         .8       (1.2)      --             .4     --         --              .3
Other (income) expense:
    Interest (income) expense........       --         --         --            5.1     --             .7     --             5.8
    Other (income) expense...........       --         --         --         --            1.0     --         --             1.0
                                             ---   ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income before income taxes...........         .3         .8       (1.2)      (5.1)       (.6)       (.7)      --            (6.5)
Provision for income taxes...........       --         --         --         --         --         --          4.0           4.0
                                             ---   ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net income...........................    $    .3  $      .8  $    (1.2) $    (5.1) $     (.6) $     (.7) $    (4.0)    $   (10.5)
                                             ===   =========  =========  =========  =========  =========  =========   ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Intsel Southwest Limited Partnership:

     We have audited the accompanying balance sheet of Intsel Southwest Limited Partnership, a Connecticut limited partnership, as of December 31, 1997, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intsel Southwest Limited Partnership as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 24, 1998

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                        DECEMBER 31,      JUNE 30,
                                            1997            1998
                                       ------------    ------------
                                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......     $  2,240        $ --
     Accounts receivable.............       15,820          16,384
     Inventories, net................       32,198          34,009
     Prepaid expenses and other
      current assets.................           50             116
                                        ------------    ------------
          Total current assets.......       50,308          50,509
PROPERTY AND EQUIPMENT, net..........        9,931          10,169
OTHER ASSETS.........................          750             650
GOODWILL, net........................       26,166          25,828
                                        ------------    ------------
          Total assets...............     $ 87,155        $ 87,156
                                        ============    ============
  LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
     Accounts payable and accrued
      liabilities....................     $ 13,282        $ 11,195
                                        ------------    ------------
          Total current liabilities         13,282          11,195
DUE TO AFFILIATE.....................       36,000          36,000
OTHER LIABILITIES....................           60              84
                                        ------------    ------------
          Total liabilities..........       49,342          47,279
                                        ------------    ------------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL....................       37,813          39,877
                                        ------------    ------------
          Total liabilities and
             partners' capital.......     $ 87,155        $ 87,156
                                        ============    ============

   The accompanying notes are an integral part of these financial statements.

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                         YEAR ENDED        SIX MONTHS ENDED JUNE 30,
                                        DECEMBER 31,      ----------------------------
                                            1997             1997             1998
                                        ------------      -----------      -----------
                                                                  (UNAUDITED)
NET SALES............................     $138,643          $62,167          $88,005
OPERATING COSTS AND EXPENSES:
  Cost of sales......................      115,234           52,964           68,011
  Operating and delivery.............        4,340            2,019            2,566
  Selling, general and
     administrative..................        6,646            2,816            4,371
  Depreciation and amortization......        1,589              754              876
                                        ------------      -----------      -----------
OPERATING INCOME.....................       10,834            3,614           12,181
OTHER (INCOME) EXPENSE:
  Interest expense...................        2,934            1,443            1,423
  Other income, net..................         (999)             (80)            (306)
                                        ------------      -----------      -----------
                                             1,935            1,363            1,117
                                        ------------      -----------      -----------
NET INCOME...........................     $  8,899          $ 2,251          $11,064
                                        ============      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)
                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                    TOTAL
                                        GENERAL      LIMITED      PARTNERS'
                                        PARTNER      PARTNER       CAPITAL
                                        --------     --------     ----------
PERCENTAGE INTEREST..................         1%           99%          100%
BALANCE, December 31, 1996...........    $  289      $ 28,625      $ 28,914
     Net income......................        89         8,810         8,899
                                        --------     --------     ----------
BALANCE, December 31, 1997...........       378        37,435        37,813
     Net income (unaudited)..........       111        10,953        11,064
     Distributions (unaudited).......       (90)       (8,910)       (9,000)
                                        --------     --------     ----------
BALANCE, June 30, 1998 (unaudited)...    $  399      $ 39,478      $ 39,877
                                        ========     ========     ==========

   The accompanying notes are an integral part of these financial statements.

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                         YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                        DECEMBER 31,    ----------------------------
                                            1997            1997            1998
                                        ------------    ------------    ------------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................     $  8,899        $  2,251        $ 11,064
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities --
     Depreciation and amortization...        1,589             754             876
     Provision for bad debts.........          113              22             106
     Changes in operating assets and
       liabilities --
       Increase in accounts
          receivable.................       (5,803)         (3,629)           (670)
       Decrease (increase) in
          inventories................        1,019          (2,058)         (1,811)
       Decrease (increase) in prepaid
          expenses and other current
          assets.....................           15              17             (66)
       Increase (decrease) in
          accounts payable and
          accrued liabilities........       (1,784)          1,594          (2,087)
       Increase in other
          liabilities................           61              64              24
                                        ------------    ------------    ------------
          Net cash provided by (used
             in) operating
             activities..............        4,109            (985)          7,436
                                        ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and
       equipment.....................       (2,880)         (1,837)           (676)
                                        ------------    ------------    ------------
          Net cash used in investing
             activities..............       (2,880)         (1,837)           (676)
                                        ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt with related
     party (Note 6)..................       12,200           9,200          --
  Payments on debt with related party
     (Note 6)........................      (12,200)         (7,200)         --
  Distributions to partners..........       --              --              (9,000)
                                        ------------    ------------    ------------
          Net cash provided by (used
             in) financing
             activities..............       --               2,000          (9,000)
                                        ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        1,229            (822)         (2,240)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................        1,011           1,011           2,240
                                        ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, end of
  period.............................     $  2,240        $    189        $ --
                                        ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for --
     Interest........................     $  3,024        $  1,836        $  1,547

   The accompanying notes are an integral part of these financial statements.

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                      (A CONNECTICUT LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  BASIS OF PRESENTATION AND SUMMARY OF
    SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying financial statements include the accounts of Intsel Southwest Limited Partnership (the Partnership), a Connecticut limited partnership. Intsel GP, Inc. (GP), a Delaware corporation, has a 1 percent interest in Intsel as a general partner, and Intsel LP, Inc. (LP), a Delaware corporation, has a 99 percent partnership interest in Intsel as the sole limited partner.

     The Partnership is a distributor of structural steel including beams, angles, channels, sheet, bar and plate with operations in Houston, San Antonio and Dallas, Texas; Birmingham, Alabama; Lafayette, Louisiana; and Tulsa, Oklahoma. The Partnership markets its products primarily in the Southwest and Southeast regions of the United States.

     In July 1998, the stockholders of GP and LP entered into a definitive merger agreement with Metals USA, Inc. (Metals USA), to acquire all of the issued and outstanding capital stock of the Partnership's partners GP and LP and thereby acquiring 100% of the partnership interests. See Note 7.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments which have original maturity dates of three months or less.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

  GOODWILL AND OTHER ASSETS

     Goodwill represents the excess of the consideration paid over the fair market value of assets acquired and is being amortized on a straight-line basis over a 40-year period. Other assets includes a covenant not to compete, which is being amortized on a straight-line basis over a five-year period.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The value of long-term debt is estimated based on interest rates for the same or similar debt offered to the partnership having the same or similar remaining maturities and collateral requirements. The carrying amount of long-term debt approximates fair value as of December 31, 1997.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash deposits in excess of federally insured amounts of $100,000 and trade account receivables. The Partnership places its cash with several financial institutions, limiting the amount of credit

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts receivable are within the Southwest and Southeast regions of the United States. Credit is extended once appropriate credit history and references have been obtained by management. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. The Partnership periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

  INCOME TAXES

     No provision for income taxes has been recorded by the Partnership because such taxes are liabilities of the partners and depend upon their respective tax situations. Further, partners' capital accounts reflected in the accompanying financial statements differ from amounts reported in the Partnership's federal income tax returns because of the differences between accounting methods for financial and tax reporting purposes.

2.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable consist of the following:

                                        DECEMBER 31,        JUNE 30,
                                            1997              1998
                                        -------------      -----------
                                                          (UNAUDITED)
Trade accounts receivable............      $15,915           $16,752
Other................................          241                74
                                        -------------      -----------
                                            16,156            16,826
Less -- Allowance for doubtful
  accounts...........................         (336)             (442)
                                        -------------      -----------
          Total......................      $15,820           $16,384
                                        =============      ===========

     Inventories consist of the following:

                                        DECEMBER 31,        JUNE 30,
                                            1997              1998
                                        -------------      -----------
                                                          (UNAUDITED)
Structural steel.....................      $19,302           $22,401
Plate and sheet steel................       10,017             7,597
Pipe and tubing......................        3,539             3,023
Merchant bars........................          598               608
Other................................          260             1,760
                                        -------------      -----------
                                            33,716            35,389
Less -- Reserve for obsolete
  inventory..........................       (1,518)           (1,380)
                                        -------------      -----------
          Total......................      $32,198           $34,009
                                        =============      ===========

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Property and equipment consists of the following:

                                          ESTIMATED        DECEMBER 31,        JUNE 30,
                                        USEFUL LIVES           1997              1998
                                        -------------      -------------      -----------
                                                                              (UNAUDITED)
Land.................................        --               $ 1,732           $ 1,732
Buildings and improvements...........    3-20 years             6,726             6,941
Machinery and equipment..............    3-10 years             2,105             2,511
Office equipment and furniture.......     2-7 years               196               251
Construction in progress.............        --                   120               120
                                                           -------------      -----------
                                                               10,879            11,555
Less -- Accumulated depreciation.....                            (948)           (1,386)
                                                           -------------      -----------
          Total......................                         $ 9,931           $10,169
                                                           =============      ===========

     Other assets consist of the following:

                                                             DECEMBER 31,      JUNE 30,
                                                                 1997            1998
                                                              ------------    ------------
                                                                              (UNAUDITED)
Noncompete agreement.................                         $1,000         $1,000
Less -- Accumulated amortization.....                           (250)          (350)
                                                              ------------    ------------
          Total......................                         $  750         $  650
                                                              ============    ============

     Goodwill consists of the following:

                                                             DECEMBER 31,      JUNE 30,
                                                                 1997            1998
                                                              ------------    ------------
                                                                              (UNAUDITED)
Goodwill.............................                         $ 27,008        $ 27,008
Less -- Accumulated amortization.....                             (842)         (1,180)
                                                              ------------    ------------
          Total......................                         $ 26,166        $ 25,828
                                                              ============    ============

     Accounts payable and accrued liabilities consist of the following:

                                                             DECEMBER 31,      JUNE 30,
                                                                 1997            1998
                                                              ------------    ------------
                                                                              (UNAUDITED)
Bank overdraft.......................                         $ --            $    690
Accounts payable.....................                           10,277           6,204
Accrued postretirement benefit.......                              752             710
Accrued salaries and bonuses.........                              608           1,858
Accrued ad valorem tax...............                              606             363
Accrued outbound freight.............                              477             385
Accrued pension......................                              340             149
Accrued insurance....................                              222             836
                                                              ------------    ------------
                                                              $ 13,282        $ 11,195
                                                              ============    ============

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

3.  DUE TO AFFILIATE:

     Due to affiliate consists of a $36,000 unsecured note payable to Phencorp International Finance Inc. (Phencorp), which was an affiliate of the Partnership (see Note 6). The note bears interest at LIBOR plus 2 percent. As of December 31, 1997, the effective interest rate was 7.78 percent. Interest payments are made on a monthly basis. The stated maturity of the principal balance is December 20, 2001.

4.  EMPLOYEE BENEFIT PLANS:

     The Partnership maintains a 401(k) plan (the Plan) which allows eligible employees to contribute up to 15 percent of pretax compensation up to a maximum of $10 and provides for employer matching of up to 50 percent of each eligible employee's contributions up to an annual maximum employer contribution of $3 per employee. The Plan also provides for a discretionary contribution of up to 5 percent of eligible employees' total annual compensation. An employee is considered eligible on the first day of the month following twelve months of service during which the employee has completed a minimum of 1,000 hours of service. Matching contributions of $172 and discretionary contributions of $340 have been charged to operations during the year ended December 31, 1997.

     The Partnership provides certain healthcare and life insurance benefits to retired employees. Many of the employees who retire from the Partnership are eligible for these benefits. The Intsel Postretirement Plan (the Postretirement
Plan) provides postretirement healthcare and life insurance benefits to retirees, their spouses and their dependents.

     The following table sets forth the Postretirement Plan's unfunded status reconciled with the amount shown on the Partnership's balance sheet at December 31, 1997:

Accumulated postretirement benefit
  obligation --
     Retirees........................  $       1
     Actives.........................        751
Plan assets at fair value............        --
                                       ---------
Accumulated postretirement benefit
  obligation in excess of plan
  assets.............................  $     752
                                       =========

     Postretirement benefit expense of $40 was recognized in the statement of operations for the year ended December 31, 1997.

     The healthcare and life insurance cost trend rate assumption can have a significant effect on the amounts reported. For measurement purposes, the Postretirement Plan assumes a 9 percent annual rate of increase in the per capita cost of covered healthcare and life insurance benefits for 1997. The Postretirement Plan was assumed to gradually decrease to 5 percent by 2001 and to remain at that level thereafter. An increase of one percentage point in the healthcare cost trend rate would increase the aggregate postretirement benefits expense by $8.

     The discount rate used in determining the accumulated postretirement benefit obligation for 1997 was 8 percent.

                      INTSEL SOUTHWEST LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

5.  COMMITMENTS AND CONTINGENCIES:

     The Partnership had operating lease commitments with terms of twelve months or more as of December 31, 1997 as follows:

1998.................................  $     591
1999.................................        425
2000.................................        171
2001.................................         97
2002.................................         13
                                       ---------
                                       $   1,297
                                       =========

     Rent expense for the year ended December 31, 1997, was $551.

     The Partnership has a commitment to use $607 worth of distribution services to be provided by a certain vendor over three years.

6. RELATED-PARTY TRANSACTIONS:

     During 1997, the Partnership borrowed and repaid a total of $12,200 at interest rates ranging from 7.25 to 7.75 percent from Philip Environmental (Delaware) (Phillip-Delaware), which was an affiliate of the Partnership and recorded interest expense of $287 related to those borrowings. Additionally, the Partnership had debt outstanding of $36,000 as of December 31, 1997, with Phencorp (See Note 3). During 1997, the Partnership recorded interest expense of $2,737 related to the debt with Phencorp.

     Philip-Canada allocates a portion of its insurance premiums to the Partnership and other related entities. Included in the statement of operations for the year ended December 31, 1997, is $219 of insurance expense that was allocated by Philip-Canada. Included in accrued insurance as of December 31, 1997, is $182 payable to Philip-Canada.

7.  SUBSEQUENT EVENT (UNAUDITED):

     On July 7, 1998, Metals USA purchased all of the issued and outstanding equity securities of GP and LP, thereby acquiring all of the equity interests of the Partnership through a cash purchase in connection with a definitive merger agreement. Metals USA did not assume certain liabilities presented herein, including the $36,000 of debt payable to Phencorp.

                                METALS USA, INC.

                                   FORM 8-K/A

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, who has signed this report on behalf of the Registrant.

                                            METALS USA, INC.

Date: September 17, 1998                    By:  /s/TERRY L. FREEMAN
                                                    Terry L. Freeman
                                            Vice President, Corporate Controller
                                              and Chief Accounting Officer